(d) Opinion of counsel
to the Depositary

July 24, 2006

Citibank, N.A. – ADR Department
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-6 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) by the legal entity created by the Deposit Agreement (as hereinafter defined) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 50,000,000 American Depositary Shares (the “ADSs”) to be issued under the Deposit Agreement, dated as of November 7, 1986, by and among Citibank, N.A., as Depositary (the “Depositary”), Sandvik AB, a company organized under the laws of the Kingdom of Sweden (the “Company”), and the Holders (as defined in the Deposit Agreement and hereinafter used as so defined) from time to time of American Depositary Receipts (“ADRs”) issued thereunder, a copy of which is being filed as Exhibit (a)(i) to the Registration Statement (the “Original Deposit Agreement”). The Original Deposit Agreement is to be amended by Amendment No. 1 to Deposit Agreement, by and among the Depositary, the Company and the Holders from time to time of ADRs issued thereunder, a draft copy of which is being filed as Exhibit (a)(ii) to the Registration Statement (the “Amendment,” and the Original Deposit Agreement as amended by the Amendment, the “Deposit Agreement”). Each ADS will represent, subject to the terms and conditions of the Deposit Agreement and the applicable ADR representing such ADS, one (1) Non-Restricted B Share, quota value 1.20 SEK per share, of the Company (the “Shares”).

Nothing contained herein or in any document referred to herein is intended by this firm to be used, and the addressees hereof cannot use anything contained herein or in any document referred to herein, as “tax advice” (within the meaning given to such term by the U.S. Internal Revenue Service (“IRS”) in IRS Circular 230 and any related interpretative advice issued by the IRS in respect of IRS Circular 230 prior to the date hereof, and hereinafter used within such meaning and interpretative advice). Without admitting that anything contained herein or in any document referred to herein constitutes “tax advice” for any purpose, notice is hereby given that, to the extent anything contained herein or in any document referred to herein constitutes, or is or may be interpreted by any court, by the IRS or by any other administrative body to constitute, “tax advice,” such “tax advice” is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the U.S. Internal Revenue Code, or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.

July 24, 2006

Assuming that, at the time of their issuance, the Registration Statement will have been declared effective by the SEC, the Deposit Agreement will have been duly executed and delivered, and the Shares will have been legally issued, we are of the opinion that the ADSs, when issued in accordance with the terms of the Deposit Agreement and the Registration Statement, will be legally issued and will entitle the Holders to the rights specified in the Deposit Agreement and the applicable ADR(s).

This opinion is limited to the laws of the State of New York and the Federal laws of the United States. Without admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act, we hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement.

Very truly yours,

PATTERSON BELKNAP WEBB & TYLER LLP

By:	/s/ Herman Raspé

A Member of the Firm